SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    December 14, 2000

KIMBALL INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-3279	35-0514506

(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

1600 Royal Street, Jasper, Indiana	47549-1001

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code   (812) 482-1600

Not Applicable

(Former name or former address, if changed since last report.)

Item 9. Regulation FD Disclosure

Kimball International, Inc. Announces Second Quarter Outlook

Jasper, IN (December 14, 2000) - Kimball International, Inc. (NASDAQ: KBALB) today announced its earnings outlook for its second quarter fiscal 2001 ending December 31, 2000. Kimball's second quarter results are scheduled to be released on Friday, January 19, 2001 prior to the opening of the financial markets. This information is intended to comply with Kimball's obligation under the SEC's Regulation FD.

Kimball International expects its earnings for the second quarter of fiscal 2001 to be $0.31 to $0.34 per diluted share of Class B common stock. The projected earnings per share for the second quarter would be an increase from earnings of $0.30 per diluted share of Class B common stock reported during the same period one year ago. A key contributor to the anticipated improvement in Kimball's earnings performance is a projected increase in sales volumes in both its Furniture and Cabinets Segment and Electronic Contract Assemblies Segment as compared to the second quarter of fiscal 2000.

The Company will conduct a conference call on Friday, January 19, 2001 following the release of its second quarter fiscal 2001 results. A webcast of the conference call will take place simultaneously. Details of the conference call and webcast will be released on or about January 9, 2001.

The above second quarter fiscal 2001 earnings guidance is considered forward-looking under the Private Securities Litigation Reform Act of 1995, and is subject to risks and uncertainties including, but not limited to, loss of key customers or suppliers within specific industries, availability or cost of raw materials, and increased competitive pricing pressures reflecting excess industry capacities. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the period ending June 30, 2000.

Kimball International, Inc. provides a vast array of products from its two business segments: the Furniture and Cabinets Segment and the Electronic Contract Assemblies Segment. The Furniture and Cabinets Segment manufactures furniture for the office, residential, lodging and healthcare industries and store display fixtures, all sold under the Company's family of brand names. Other products produced by Kimball on an original equipment manufacturer basis include store fixtures, television cabinets and stands, residential furniture and furniture components. The Electronic Contract Assemblies Segment provides design engineering, manufacturing, packaging and distribution of electronic assemblies, circuit boards, multi-chip modules and semiconductor components on a contract basis to a variety of industries on a global scale.

For more information about Kimball International, Inc., visit the Company's web site on the Internet at www.kimball.com.

"Kimball International Builds Success"

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

KIMBALL INTERNATIONAL, INC.

By:	/s/ Robert F. Schneider

ROBERT F. SCHNEIDER Executive Vice President, Chief Financial Officer Assistant Treasurer

Date: December 14, 2000